Exhibit 99.4

Bonnie K. Wachtel
1101 Fourteenth St., NW
Washington, DC 20005
202-898-1144

DRAFT - Undated/Unsigned

Board of Directors

Integral Systems, Inc.

Gentlemen:

Please accept this letter as formal communication that I decline to stand for re-election to the Board of Directors of Integral Systems. After much consideration, I do not agree with my fellow directors that Integral should continue as an independent company. I am fully aware of the firm’s potential, and indeed because of that potential, believe that the interests of shareholders would best be served by retaining an investment banker to evaluate the company for sale. As a secondary alternative, I encourage the Board to actively recruit substantial shareholders to serve as directors, and hope this letter may encourage participation by qualified readers who fit this description.

My decision is based on a variety of financial and corporate governance concerns, highlighted by the recently announced criminal charges against the company’s talented CEO, Steven R. Chamberlain. Let me emphasize that, in my opinion, the financial and governance concerns are related, and were it not for this belief, I would not be elaborating the latter concerns. Both issues have the same source and must be addressed with the same focus: the leadership of the firm’s CEO. Because these concerns are well known to the Board, the balance of this letter will be directed to shareholders.

By way of background, I have served on this Board for seventeen years, since my family-owned securities firm managed the company’s initial public offering in 1988. I am an experienced professional investor and corporate director, and hold degrees in finance (MBA, University of Chicago) and law (JD, University of Virginia) and am a Certified Financial Analyst. For several years, I have served as the de facto Chairman of the company’s Audit Committee, and as a named financial expert in SEC filings. I have never had a personal relationship with any member of the company’s management, although several have maintained accounts at my firm.

In addition, I own approximately one million dollars worth of Integral stock, exclusive of options which I received as a director, and have held a substantial portion of these shares in excess of ten years. To the best of my knowledge, I am the only outside director who owns — or has ever owned — a single share of company stock.

Financial Concerns

Let’s begin with consideration of financial issues, which have periodically created tension in the Boardroom, and form the backdrop of the corporate governance issues arising this year.

The company’s financial results for the past three years have been unusual and merit careful consideration by any serious investor. The vast majority of earnings have come from the RT Logic subsidiary, which was acquired in late 2002. During this period, RT Logic has operated under a contract formula, agreed in connection with its acquisition, which in practice has provided that one hundred percent of its pretax earnings have been paid to the former shareholders (principally current management) of RT Logic. In accounting terms, this means that a dollar of retained earnings from RT Logic did not result in cash or tangible assets on Integral’s balance sheet, but rather in a dollar of goodwill. In economic terms, this produced the paradoxical result that the better RT’s earnings — and they have vastly exceeded expectations since 2002 — the more Integral paid for the firm.

In fiscal 2006, RT Logic’s earn-out period will have ended, and the firm may well continue to grow or at least maintain the profitability of prior years. That is certainly my hope. Avid students of business and human nature, however, may contemplate another possibility. Because of the implicit question (are recent earnings sustainable) I have considered the RT Logic results during the earn-out period to be low quality earnings, or at least of lower quality than if they had been obtained through another part of the company. Of course, all of this has been fully disclosed through the financial statements and elsewhere, and interested investors can evaluate the facts and decide for themselves.

Not so open to question, however, are the earnings of the balance of Integral, which have been deeply disappointing. These results are due in part to a weak commercial satellite market; however, the company has also experienced surprising and substantial losses in other subsidiaries and divisions, litigation losses, and profitability issues on government contracts. These are the parts of the company – not RT Logic – which have been the principal focus of Mr. Chamberlain and his team. Unless these results are improved, shareholders will not receive the return they should demand and expect.

Finally, the Lumistar acquisition, announced in October 2005, follows the same outline as RT Logic. Serious students of Integral will be interested to note the component of any growth in earnings arising from Lumistar (which carries the temporary but supercharged incentive of the earn-out) as opposed to the core business, other RT Logic or interest on cash reserves.

Corporate Governance Concerns

Against the backdrop of these unusual financial results, recent corporate governance developments have been dramatic. These events began in March 2005, when I received an unusual telephone call from Mr. Chamberlain, in which I was invited to resign (my interpretation) based on a wide-ranging critique of my personality, Board contributions, the services of my firm, and my penchant for talking to employees. In my opinion, this call was inappropriate and unwarranted. It is also my opinion that Mr. Chamberlain has a highly unusual personality, which merits more attention by shareholders and the Board.

After initially defending me, in mid-August the above invitation was joined by Integral’s two other outside directors, Messrs. Laiti and McComas, on the grounds that I lacked management support. I deeply disagree with the judgment of my colleagues in this action, where an effort to obtain harmony with a difficult CEO was used to justify shielding that gentleman from his best informed shareholder critic. Moreover, had I left silently as was suggested, it would mean that any outspoken director could be targeted by the management team, backed up by the rest of the Board who apparently place an absence of friction above several other corporate governance values.

Ironically, a few days after the second of these conversations, I verified the information, recently reported to shareholders, that Mr. Chamberlain had been criminally charged with sexual misconduct involving a young teenage girl. The charging statement, which recounts in graphic detail allegations regarding a course of conduct over several months at Mr. Chamberlain’s home, is a publicly available document. According to this record, formal charges were preferred in early June 2005 as a result of an investigation that began in November 2004. Mr. Chamberlain is scheduled for trial on January 20, 2006.

After I obtained this information (which resulted in its being circulated to the other directors) investigation revealed that Mr. Chamberlain had informed his senior staff of developments in this matter on an ongoing basis, while withholding the facts from the Board. Further investigation revealed that Integral’s then outside counsel, DLA Piper Rudnick Gray Cary, had also not been informed. That firm is no longer counsel to Integral Systems.

I understand that Mr. Chamberlain and his management team take the position that the criminal charges were purely personal, and determined to withhold the information for that reason. At the time that Mr. Chamberlain made this decision, he had been the CEO of a public company — a U.S. Government contractor — for more than twelve years.

On October 11, 2005, I circulated a confidential draft memorandum to the Audit Committee (Messrs. Laiti and McComas) pulling together my concerns regarding the company’s financial results, the criminal charges, withholding of information and certain other Board issues and requested that the concerns be addressed. The memorandum requested that the outside directors stop deferring to Mr. Chamberlain, but did not ask that he resign. The memorandum provided three alternatives: (l) that all five directors and management work together to solve the problems; (2) that the company be sold; or (3) that these concerns be reflected to shareholders.

Among the concerns noted in this memorandum was the presence of Gary Prince in a position not formally disclosed in SEC filings. Mr. Prince is a full-time Mergers & Acquisitions consultant (not an officer) who ranks as the second or third most highly compensated person at the company, and attends every Board meeting, as do most of senior staff. Mr. Prince was convicted of a felony involving financial fraud in the late 1990s. I accuse this gentleman of nothing, other than having an attitude toward corporate governance similar to that of Mr. Chamberlain. However, I believe his presence is a factor which calls for a Board which is more observant, more assertive and more questioning than would otherwise be the case.

In late October, Messrs Laiti and McComas responded to my memorandum by divulging its contents to management and requesting a referral for legal assistance. The recommended firm, Venable (the company’s most recent outside counsel) recommended that these two gentlemen form a special committee to investigate and advise the Board. I voted against the special committee on grounds that these gentlemen were not independent on the corporate governance issues, which largely involved them. I have written to the Board separately regarding this matter, in a letter which I have requested be provided to interested shareholders.

Conclusion

Integral Systems is a mosaic comprising many elements, some positive and some negative. In this letter I have given short attention to the company’s many successes, or to my personal admiration and respect for the management team, including Mr. Chamberlain. This year, however, negative events of true seriousness have caused me to question if the current team should continue to manage the company’s assets. My central focus is the CEO’s personality, where (among other matters) I have witnessed the following: his unusual address to me in March, which I believe was inconsistent with our long working relationship; the pending criminal charges; and the effort to withhold knowledge of those events from the Board. I do not believe the unusual aspects of Mr. Chamberlain’s personality reflected in these matters is unrelated to the weak earnings experienced in the company’s core business for the preceding three years, or its prospects for the future. Add to this the felony background of one of his chief lieutenants, and the presence of, in my opinion, an overly deferential pro-management Board.

As to my fellow outside directors, whom I respect, I can only paraphrase Warren Buffet’s recent comments on corporate governance, which appear in Berkshire Hathaway’s latest Annual Report. He notes that in practice, the least independent directors – contrary to an often misguided legal characterization – are those who collect cash directors fees and do not own shares in the company they serve. This comment was made specifically in connection with the reluctance of directors to entertain an acquisition offer that might eliminate their jobs. In my experience, this tendency — of so-called independent directors to protect themselves or unduly support management — becomes even more pronounced when the directors must cope with a difficult CEO. Accordingly, I am firmly of the opinion that, at Integral Systems, only directors with substantial ownership can successfully stand up to management and demand better results.

My preferred alternative, however, is to evaluate the firm for sale now. It is my understanding that Integral is well-positioned to win future contracts, and would be an asset to many defense or aerospace firms. This is entirely due to the skills of Mr. Chamberlain and his team, who are responsible for the success of the company to date. There is no anti-takeover protection at

Integral Systems. A qualified bidder might find it preferable to announce their intentions publicly rather than with a call to the CEO, given Mr. Chamberlain’s busy schedule and unusual recent concerns.

I am happy to discuss this letter with any shareholder.

Sincerely,

Bonnie K. Wachtel